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                                                                       EXHIBIT 2

                                OPTION AGREEMENT

                 This Option Agreement (the "Agreement") is made and entered into as of December 14, 1995, by and between Whelan Management Corp. ("Whelan") and James H. Stone ("Buyer").

                                   WITNESSETH

                 WHEREAS, Whelan owns options to purchase 400,000 shares of the common stock, par value $.16 2/3 per share (the "Common Stock"), of Tesoro Petroleum Corporation (the "Company") expiring on May 16, 1996 described in
Exhibit 1 hereto (the "Whelan Options");

                 WHEREAS, the options described on Exhibit 1 are exercisable in part or in full and are freely transferable;

                 WHEREAS, Whelan wishes to sell to Buyer and Buyer wishes to buy from Whelan pursuant to the terms contained in this Agreement, options to purchase 100,000 shares of Common Stock at $8.25 per share which at Whelan's sole discretion shall consist of options from one or more of the Whelan Options listed on Exhibit 1 (the "Buyer Options"); and

                 WHEREAS, Buyer wishes for Whelan to continue to hold the Buyer Options for the benefit of Buyer;

                 NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                 1. Purchase of Buyer Options. Buyer hereby purchases from Whelan and Whelan hereby sells to Buyer the Buyer Options for a purchase price of $9,000 (the "Purchase Price").

                 2. Terms of Buyer Options. Buyer and Whelan agree that the provisions of the Buyer Options shall be identical to the provisions of the Whelan Options, and that nothing contained in this Agreement shall be interpreted to alter, in any respect, the provision of the Whelan Options or to grant Buyer any additional or greater rights under the Buyer Options than Whelan currently enjoys under the Whelan Options. A copy of one of the Whelan Options is attached hereto as Exhibit 2.

                 3. Possession of Buyer Options. Buyer and Whelan agree that the Buyer Options shall remain in the possession and in the name of Whelan for the benefit of Buyer unless Buyer otherwise indicates in writing, in which case Whelan shall promptly comply with the terms





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of such written instructions.  During the period in which the Buyer Options remain in Whelan's possession and name, Whelan agrees to promptly exercise all or part of the Buyer Options for the benefit of Buyer only upon (i) Buyer's written request and (ii) receipt of Buyer's payment to Whelan of the exercise price relating to that portion of the Buyer Options to be exercised. Whelan further agrees to promptly transfer to Buyer the shares of Common Stock issued upon the full or partial exercise of the Buyer Options pursuant to the previous sentence.

                 4. Representations of Whelan. Whelan hereby represents and warrants to Buyer that Whelan is the owner of all the legal right, title and interest in and to the Buyer Options, free and clear of any lien, encumbrance or other adverse claim of any nature.

                 5. Covenants of Whelan. From and after the date hereof, Whelan agrees not to dispose of or exercise the Buyer Options except pursuant to this Agreement. For purposes hereof, the expiration of the Whelan Option by its terms shall not be deemed to be a disposition.

                 6. Transfer to Buyer of Buyer Options. At any time, Whelan shall have the right to transfer the Buyer Options to Buyer, at which time this Agreement shall terminate.

                 7. Scope of Buyer Options. The Buyer Options are options only with respect to 100,000 shares of Common Stock covered by the Whelan Options, and if the Whelan Options are for any reason invalid or not honored, Whelan shall have no liability as a result thereof.

                 IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.


                                        WHELAN MANAGEMENT CORP.



                                        By: /s/ Kevin S. Flannery
                                            -----------------------------
                                            Name:  Kevin S. Flannery
                                            Title:  President



                                        /s/ James H. Stone
                                        ---------------------------------
                                            James H. Stone, Buyer